Exhibit 99.1

News Contact:

+1 (813) 204-4099

investors@lazydays.com

Lazydays Holdings, Inc. Reports Fourth Quarter and Fiscal Year 2021 Financial Results

Tampa, FL (March 10, 2022) – Lazydays Holdings, Inc. (“Lazydays” or the “Company”) (NasdaqCM: LAZY) announced financial results for the fourth quarter and fiscal year ended December 31, 2021 and commented on how business and key initiatives were progressing in the first quarter of 2022.

Fourth Quarter Financial Results and Highlights:

●	Revenues for the fourth quarter were $322.5 million; up $126.0 million, or 64.1%, versus 2020. Revenue from sales of recreational vehicles (“RVs”) was $291.0 million for the fourth quarter, up $114.4 million, or 64.8%. RV unit sales excluding wholesale units were 3,211 for the fourth quarter, up 1,082 units, or 50.8% versus 2020. New and preowned RV sales revenues were $174.7 million and $116.3 million for the quarter, up 48.8% and 96.6%, respectively. Revenues for the fourth quarter included the positive impact of the Elkhart and Chicagoland, Indiana locations acquired in October and December 2020, respectively; the Maryville, Tennessee dealership acquired in March 2021; and the Portland, Oregon; Vancouver, Washington; and Milwaukee, Wisconsin dealerships acquired in August 2021; as well as the Nashville, Tennessee greenfield location which opened in January, 2021.

●	Gross profit, excluding last-in-first-out (“LIFO”) adjustments, was $87.6 million, up $42.0 million versus 2020. Gross margin excluding LIFO adjustments increased between the two periods, from 23.2% in 2020 to 27.2% in 2021. This margin increase was driven by growth in all lines of business. Gross profit for the quarter including LIFO adjustments was $84.2 million; up $40.0 million, or 90.4%, versus 2020. This gross profit comparison was reduced by $2.0 million reflecting a net difference in LIFO adjustments between the two periods.

●	Excluding transaction costs, stock-based compensation, and depreciation and amortization, selling, general and administrative expense (“SG&A”) for the fourth quarter was $53.7 million, up $24.0 million compared to the prior year. The increase in SG&A expenses was related to overhead associated with the new Lazydays locations mentioned above and as well as increased performance wages across the business as a result of the increased unit sales and profitability for the quarter. Stock-based compensation decreased $0.4 million, and depreciation and amortization increased $0.9 million compared to the prior year.

●	Fourth quarter Net Income was $16.9 million, up $14.7 million compared to the same period 2020.

●	Adjusted EBITDA, a non-GAAP financial measure, was $34.3 million for the fourth quarter, up $18.8 million, or 121.0% compared to 2020. This was primarily driven by the growth in all lines of business, and improved RV sales margins.

●	As of December 31, 2021, cash was $98.1 million, up $31.1 million from September 30, 2021. The increase in cash includes the impact of cash received from the exercise of options of $22.3 million and proceeds from financing liabilities of $14.2 million, offset by cash used for the stock repurchase of $12.0 million.

2021 Fiscal Year Financial Results and Highlights:

●	Revenues for the fiscal year 2021 were $1.2 billion; up $417.9 million, or 51.1%, versus 2020, which included the positive impact of the seven new Lazydays locations described above, plus the Mesa, Arizona dealership acquired in May 2020. Revenue from sales of recreational vehicles was $1.1 billion for the year, up $382 million, or 52.3%. RV unit sales excluding wholesale units were 14,270 for the year, up 4,250 units, or 42.4%, versus 2020.

●	Gross profit, excluding LIFO adjustments, was $329.6 million, up $150.7 million, or 84.2%, versus 2020. Gross margin excluding LIFO adjustments increased between the two years, from 21.9% in 2020 to 26.7% in 2021. The margin increase was attributable to growth across all lines of business. Gross profit for the year including LIFO adjustments was $324.8 million; up $145.8 million, or 81.5%, versus 2020. This gross profit improvement was impacted by a $4.9 million net difference in LIFO adjustments between the two periods.

●	Excluding transaction costs, stock-based compensation, and depreciation and amortization, SG&A for the year was $183.8 million, up $66.1 million compared to the prior year driven by overhead associated with the eight additional locations added in 2020 and 2021 and increased performance wages as a result of the increased unit sales and revenues for the year ended December 31, 2021. Stock-based compensation decreased $0.8 million and depreciation and amortization increased $3.1 million compared to the prior year.

●	2021 annual Net Income was $82.0 million, up $67.4 million compared to the same period 2020.

●	Adjusted EBITDA, a non-GAAP financial measure, was $144.9 million for the year, up $86.0 million, or 145.8%, compared to 2020. This was primarily driven by increased units sold and gross profit, paired with management of our SG&A costs. Adjusted EBITDA Margin as a percentage of revenue increased to 11.7% for the year, compared to 7.2% in 2020.

●	As of December 31, 2021, cash was $98.1 million, up $34.6 million from December 31, 2020. The increase in cash was primarily driven by proceeds from financing liabilities of $26.2 million, proceeds from the exercise of warrants of $11.6 million, and proceeds from the exercise of stock options of $30.7 million; offset by cash used in the stock repurchase of $12.0 million. The change in cash also includes the impact of cash used to invest in growth initiatives including three acquisitions and the payment of accrued dividends on the Series A preferred stock of approximately $4.8 million.

2022 First Quarter Update and Highlights:

●	RV shipments from OEMs have continued to improve, with towables approaching desired stock levels. Inventories for higher-end towables, fifth wheels, and motorized units are improving, but remain below historical and desired levels with continued strong consumer demand.

●	The Company continues to experience strong consumer demand with margins consistent with the fourth quarter of 2021.

●	With the improved availability of product, the company commenced operations in its new Monticello, Minnesota RV sales center in March, 2022. This is the Company’s second location in Minnesota.

Lazydays currently operates a total of sixteen dealerships across the United States: Arizona (2), Colorado (2), Florida (2), Indiana (2), Minnesota (2), Oregon (1), Tennessee (3), Washington (1) and Wisconsin (1); and operates a dedicated Service Center location near Houston, Texas.

Conference Call Information:

The Company has scheduled a conference call at 10:00AM Eastern Time on March 10, 2022 that will also be broadcast live over the internet. The call can be accessed as follows:

Via online registration at: http://events.q4inc.com/attendee/509065053 or phone registration: (888) 440-6203 or (289) 815-3589 Conference ID 1488544; also via webcast by clicking the link.

A live audio webcast of the conference call will be available online at

https://www.lazydays.com/investor-relations.

A telephonic replay of the conference call will be available until March 17, 2022 and may be accessed by calling 1-800-770-2030 or 1-647-362-9199 with a conference ID number of 1488544. The webcast will be archived in the Investor Relations section of the Company’s website.

ABOUT LAZYDAYS RV

As an iconic brand in the RV industry, Lazydays, The RV Authority, consistently provides the best RV sales, service, and ownership experience, which is why RVers and their families become Customers for Life. Lazydays continues to add locations at a rapid pace as it executes its geographic expansion strategy that includes both acquisitions and greenfields.

Since 1976, Lazydays RV has built a reputation for providing an outstanding customer experience with exceptional service excellence and unparalleled product expertise, along with being a preferred place to rest and recharge with other RVers. By offering the largest selection of RV brands from the nation’s leading manufacturers, state-of-the-art service facilities, and thousands of accessories and hard-to-find parts, Lazydays RV provides everything RVers need and want.

Lazydays Holdings, Inc. is a publicly listed company on the Nasdaq stock exchange under the ticker “LAZY.”

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, including statements regarding Lazydays’ expectations for future operating results, its expectations regarding the impact of its acquisitions of recently acquired dealerships in Maryville, Tennessee, Portland, Oregon, Vancouver, Washington and Milwaukee, Wisconsin and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including the impact of the conflict between Russia and Ukraine, including from current and future sanctions imposed by governments or other authorities, economic conditions generally (including increases in fuel costs), conditions in the credit markets and changes in interest rates, conditions in the capital markets, the continuing impact of the coronavirus pandemic (COVID-19), other factors described from time to time in Lazydays’ public announcements and SEC reports and filings, which are available at www.sec.gov and other factors that Lazydays may not have currently identified or quantified. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

Disclaimer

Information in this news release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The results in this press release should not be read as an indication of the Company’s future financial position or results of operations.

Results of Operations for the Fourth Quarter (Unaudited) and Year Ended 2021 and 2020

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands except for share and per share data)

	For the three months ended		For the years ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenues
New and pre-owned vehicles	$291,046	$176,627	$1,111,921	$729,872
Other	31,490	19,945	123,127	87,238
Total revenue	322,536	196,572	1,235,048	817,110

Cost of revenues (excluding depreciation and amortization expense)
New and pre-owned vehicles	227,942	145,950	878,503	616,047
Adjustments to LIFO reserve	3,402	1,388	4,811	(93)
Other	7,007	5,020	26,954	22,174
Total cost of revenues (excluding depreciation and amortization)	238,351	152,358	910,268	638,128

Gross profit (excluding depreciation and amortization)	84,185	44,214	324,780	178,982

Transaction costs	216	401	1,744	935
Depreciation and amortization expense	4,135	3,194	14,411	11,262
Stock-based compensation expense	(65)	327	750	1,566
Selling, general, and administrative expenses	53,672	29,697	183,781	117,688
Income from operations	26,227	10,595	124,094	47,531
Other income/expenses
PPP loan forgiveness	-	-	6,626	-
Interest expense	(2,767)	(1,785)	(8,500)	(8,047)
Change in fair value of warrant liabilities	(621)	(4,249)	(11,711)	(14,494)
Inducement loss on warrant conversion	-	-	(246)	-
Total other expense	(3,388)	(6,034)	(13,831)	(22,541)
Income before income tax expense	22,839	4,561	110,263	24,990
Income tax expense	(5,943)	(2,344)	(28,242)	(10,364)
Net income	$16,896	$2,217	$82,021	$14,626

Balance Sheets as of December 31, 2021 and December 31, 2020

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands except for share and per share data)

	As of	As of
	December 31, 2021	December 31, 2020
		(Restated)
ASSETS
Current assets
Cash	$98,120	$63,512
Receivables, net of allowance for doubtful accounts of $456 and $659 at December 31, 2021 and December 31, 2020, respectively	30,604	19,464
Inventories	242,906	116,267
Income tax receivable	1,302	1,898
Prepaid expenses and other	2,703	2,740
Total current assets	375,635	203,881

Property and equipment, net	120,748	106,320
Operating lease assets	32,004	15,472
Goodwill	80,318	45,095
Intangible assets, net	87,800	72,757
Other assets	1,623	473
Total assets	$698,128	$443,998

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS, CONTINUED

(Dollar amounts in thousands except for share and per share data)

	As of	As of
	December 31, 2021	December 31, 2020
		(Restated)

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$58,999	$38,781
Dividends payable	1,210	1,210
Floor plan notes payable, net of debt discount	192,220	105,399
Financing liability, current portion	1,970	1,462
Long-term debt, current portion	5,510	24,161
Operating lease liability, current portion	6,441	3,164
Total current liabilities	266,350	174,177

Long term liabilities
Financing liability, non-current portion, net of debt discount	102,466	78,634
Long term debt, non-current portion, net of debt discount	13,684	8,445
Operating lease liability, non-current portion	25,563	12,056
Deferred income tax liability	13,663	15,091
Warrant liabilities	15,293	15,096
Total liabilities	437,019	303,499

Commitments and Contingencies

Series A Convertible Preferred Stock; 600,000 shares, designated, issued, and outstanding as of December 31, 2021 and December 31, 2020; liquidation preference of $60,000 as of December 31, 2021 and December 31, 2020, respectively	54,983	54,983

Stockholders’ Equity

Preferred Stock, $0.0001 par value; 5,000,000 shares authorized;	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 13,694,417 and 9,656,041 shares issued and 12,987,105 and 9,514,742 outstanding at December 31, 2021 and December 31, 2020, respectively	-	-
Additional paid-in capital	121,831	71,226
Treasury Stock, at cost, 707,312 and 141,299 shares at December 31, 2021 and December 31, 2020, respectively	(12,515)	(499)
Retained earnings	96,810	14,789
Total stockholders’ equity	206,126	85,516
Total liabilities and stockholders’ equity	$698,128	$443,998

Non-GAAP Financial Measures

Adjusted EBITDA. Adjusted EBITDA is a not a U.S. Generally Accepted Accounting Principle (“GAAP”) financial measure, but it is one of the primary non-GAAP measures management uses to evaluate the financial performance of the business. Adjusted EBITDA is also frequently used by analysts, investors, and other interested parties to evaluate companies in the recreational vehicle industry. The Company uses Adjusted EBITDA and Adjusted EBITDA Margin to supplement GAAP measures of performance as follows:

●

as a measurement of operating performance to assist in comparing the operating performance of the Company’s business on a consistent basis, and remove the impact of items not directly resulting from the Company’s core operations;

●	for planning purposes, including the preparation of the Company’s internal annual operating budget and financial projections;
●	to evaluate the performance and effectiveness of the Company’s operational strategies; and
●	to evaluate the Company’s capacity to fund capital expenditures and expand the business.

The Company believes Adjusted EBITDA can provide a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of financial performance and prospects for the future. The Company defines Adjusted EBITDA as net income excluding depreciation and amortization of property and equipment, non-floor plan interest expense, amortization of intangible assets, income tax expense, stock-based compensation, transaction costs and other supplemental adjustments which for the periods presented includes LIFO adjustments, severance costs and other one-time charges, and gain or loss on sale of property and equipment. The Company believes Adjusted EBITDA, when considered along with other performance measures, is a useful measure as it reflects certain operating drivers of the business, such as sales growth, operating costs, selling and administrative expense and other operating income and expense.

Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations, or a measure comparable to net income as it does not take into account certain requirements such as non-recurring gains and losses which are not deemed to be a normal part of the underlying business activities. The Company’s measure of Adjusted EBITDA is not necessarily comparable to similarly titled captions of other companies due to different methods of calculation. The Company compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax expense, are reviewed separately by management.

A reconciliation of net income to EBITDA and Adjusted EBITDA for the periods presented follows:

	For the three months ended		For the years ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

EBITDA
Net income	$16,896	$2,218	$82,021	$14,626
Interest expense, net*	2,767	1,785	8,500	8,047
Depreciation and amortization of property and equipment	2,318	1,757	8,386	6,682
Amortization of intangible assets	1,817	1,437	6,025	4,580
Income tax expense	5,943	2,344	28,242	10,364
Subtotal EBITDA	29,741	9,541	133,174	44,299
Floor plan interest	(655)	(367)	(1,852)	(2,255)
LIFO adjustment	3,402	1,388	4,811	(93)
Transaction costs	216	401	1,744	935
PPP loan forgiveness	-	-	(6,626)	-
(Gain) loss on sale of property and equipment	(20)	(1)	(156)	7
Change in fair value of warrant liabilities	621	4,249	11,711	14,494
Inducement loss on warrant conversion	-	-	246	-
Acquisition inventory valuation adjustments	1,107	-	1,107	-
Stock-based compensation	(65)	327	750	1,566
Adjusted EBITDA	$34,347	$15,538	$144,909	$58,953

* Interest expense includes $1,623 and $1,268 relating to finance lease payments for the three months ended December 31, 2021 and 2020, respectively. Interest expense includes $5,520 and $4,813 relating to finance lease payments for the year ended December 31, 2021 and 2020, respectively. Operating lease payments are included as rent expense and included as a reduction in net income.

	For the three months ended		For the years ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020

EBITDA margin
Net income margin	5.2%	1.1%	6.6%	1.8%
Interest expense, net	0.9%	0.9%	0.7%	1.0%
Depreciation and amortization of property and equipment	0.7%	0.9%	0.7%	0.8%
Amortization of intangible assets	0.6%	0.7%	0.5%	0.6%
Income tax expense	1.8%	1.2%	2.3%	1.3%
Subtotal EBITDA margin	9.2%	4.9%	10.8%	5.4%
Floor plan interest	-0.2%	-0.2%	-0.1%	-0.3%
LIFO adjustment	1.1%	0.7%	0.4%	0.0%
Transaction costs	0.1%	0.2%	0.1%	0.1%
PPP loan forgiveness	0.0%	0.0%	-0.5%	0.0%
Loss on sale of property and equipment	0.0%	0.0%	0.0%	0.0%
Change in fair value of warrant liabilities	0.2%	2.2%	0.9%	1.8%
Inducement loss on warrant conversion	0.0%	0.0%	0.0%	0.0%
Acquisition inventory valuation adjustments	0.3%	0.0%	0.1%	0.0%
Stock-based compensation	0.0%	0.2%	0.1%	0.2%
Adjusted EBITDA Margin	10.6%	7.9%	11.7%	7.2%

Note: Figures in the table may not recalculate exactly due to rounding.

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